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                                                                     Exhibit 8.1



[REED SMITH LETTERHEAD]



July 11, 2002


Radian Group Inc.
1601 Market Street
Philadelphia, PA  19103

Ladies and Gentlemen:

         We have acted as special tax counsel to Radian Group Inc. (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act") of the issuance and exchange of up to $220,000,000 aggregate principal amount of 2.25% Senior Convertible Debentures Due 2022 (the "Debentures") and 3,809,524 shares of Common Stock, par value $.001 issuable upon conversion of the Debentures.

         You have requested our opinion concerning the material federal income tax consequences to the Company and the purchasers of the securities described above in connection with the issuance described in the Registration Statement. This opinion is based on the facts set forth in the Registration Statement concerning the Company.

         In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

         Based on such facts, assumptions and representations, we adopt the discussion in the Registration Statement set forth under the caption "United States Taxation" as our opinion as to the material tax consequences of ownership of the Debentures.

         No opinion is expressed as to any matter not discussed herein.

         This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or
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Radian Group Inc.                                              [REED SMITH LOGO]

July 11, 2002

Page 2




difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.


         This opinion is rendered only to you, and is solely for your use in connection with the issuance of the Debentures by the Company pursuant to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "United States Taxation" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                                        Very truly yours,

                                                        /s/ Reed Smith LLP

                                                        REED SMITH LLP

LNH:CDD:tre